Exhibit 99.1

BWXT Names Leland D. Melvin to Board of Directors
(LYNCHBURG, Va. - June 18, 2019) - BWX Technologies, Inc. (NYSE: BWXT) announced today that Leland D. Melvin has been appointed to its board of directors.
Melvin spent more than 24 years with NASA as an astronaut, research engineer and administrator. He served twice on board the space shuttle Atlantis as a mission specialist to support the International Space Station. In addition, Melvin served as NASA’s associate administrator for education until he retired in 2014.
As head of NASA’s education program, he served as co-chair on the White House’s Federal Coordination in STEM Education Task Force developing the nation’s five-year science, technology, engineering and math education plan. Melvin served as the United States’ representative and chair of the International Space Education Board, a global collaboration in space education that fosters interest in space, science and technology among students worldwide.
Prior to joining NASA, Melvin was drafted by the Detroit Lions in the 1986 college football draft and later played for the Detroit Lions and Dallas Cowboys. He is currently a member of the board of trustees of the University of Richmond, a director’s fellow at the Massachusetts Institute of Technology Media Lab and a speaker at the Creative Artists Agency based in California.
Melvin earned a bachelor’s degree in chemistry from the University of Richmond in 1986 and his master’s degree in materials science engineering from the University of Virginia in 1989. He also holds five honorary doctorates for his service in education, the sciences and philanthropy.
“We are very fortunate to add Leland to our board,” said John A. Fees, chairman of BWXT. “His scientific background and unique experience with NASA and the international community will be very beneficial as we continue to pursue new business opportunities that leverage our long-standing nuclear operations capabilities. We look forward to the contributions he will make.”
About BWXT
Headquartered in Lynchburg, Va., BWX Technologies, Inc. (NYSE:BWXT) is a leading supplier of nuclear components and fuel to the U.S. government; provides technical and management services to support the U.S. government in the operation of complex facilities and environmental remediation activities; and supplies precision manufactured components, services and fuel for the commercial nuclear power industry. With approximately 6,250 employees, BWXT has 11 major operating sites in the U.S. and Canada. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities. Follow us on Twitter @BWXTech and learn more at www.bwxt.com.

Media Contact:	Investor Contact:
Jud Simmons	Alan Nethery
Director, Media and Public Relations	Vice President and Chief Investor Relations Officer
434-522-6462	980-365-4300
hjsimmons@bwxt.com	investors@bwxt.com